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STATE STREET CORPORATION

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PATRICK A. JORSTAD

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Editorial Contact: FOR IMMEDIATE RELEASE	Patrick Jorstad 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-5837 editor@shareholdersonline.org

State Street Shareholder Monitoring Alan Brown Lawsuit,
Intends to File an Intervenor's Motion with the Court

ALEXANDRIA, VIRGINIA, September 29, 2006 --- Patrick Jorstad, the State Street shareholder seeking to hold a Special Meeting of State Street's shareholders, announced today that the cross-motions for summary judgment have been filed this week in the case of Alan Brown v. State Street Corporation, et al.

"I have been monitoring the progress of this litigation very closely," says Jorstad. "It is my opinion that this case illustrates problems with how the non-management Directors of State Street interact with senior management on the shareholders' behalf. I was especially interested in the deposition transcripts of the testimony given by the four members of the Executive Compensation Committee, which were included in this week's court filings."

According to State Street's Motion for Summary Judgment, the Court has set a hearing on the cross-motions for December 7, 2006.

"The Federal Rules of Civil Procedure include provisions for third parties to intervene in an action. Here, I believe that the Court should have before it certain facts, before ascribing any liability to the Corporation and its shareholders. Accordingly, I intend to serve and file a motion to intervene, with exhibits containing what I believe to be relevant information for the Court to review. I maintain my opinion that the Corporation's shareholders should not be picking up the tab for the legal defense in this case."

Jorstad notes that he has obtained electronic copies of both sides' cross motions and related filings. "Any shareholder who wishes to obtain these materials - which are a matter of public record - may contact the Court, which charges a nominal per-page fee. Upon the unsolicited written request of any shareholder, I am also willing to provide them electronically, for free."

To obtain the materials directly from the Court, Jorstad notes that the case caption is as follows: Alan Brown v. State Street Corporation, et al., 05-CV-11178-NG. The case is before The Honorable Nancy J. Gertner, U.S. District Judge, and is pending in the U.S. District Court for the District of Massachusetts, located in Boston. Some years ago, Judge Gertner heard another case against State Street captioned as Barbara Ruffino v. State Street Bank & Trust Co., et al.. A reported decision arising out of that case (on State Street's motion for summary judgment) can be found at 908 F. Supp. 1019.

The main phone number for the Court is (617) 748-9152. Jorstad thanked the State Street attorneys who tipped him off to this week's filings.

State Street's Directors and Attorneys Have Not Responded, Says Jorstad

"On August 15, 2006, I notified the attorneys representing both State Street and Mr. Brown of my intent to intervene," says Jorstad. "To date, I have not received any response from either side. The Local Rules of the Court require a good faith attempt to confer before filing a motion. Today marks 45 days since I first reached out; I think that's a reasonable timeframe within which to receive some kind of a response. Similarly, I have not heard from any of the non-management Directors. This leads me to draw the inference that they wish to reserve their response for filings with the Court. I look forward to obliging them."

Finally, Jorstad notes that he has requested the non-management Directors to authorize the filing of one or more Form 8-Ks, disclosing: (1) "the insurance and self-insurance pools that may be called upon to satisfy the potential liability involved in Alan Brown v. State Street et al., the Polaroid ERISA class action, and any other" litigation "currently pending against the company" and (2) "the existence and full contents of any Comment Letters the Corporation has received from the SEC, from January 1, 2000 to the present". Mr. Jorstad says these requests were made by letter to the non-management Directors dated September 27, 2006.

"Form 8-K can be used in a variety of circumstances, to disclose information that - though not necessarily required to be disclosed under Federal regulations - may be deemed to be important information," says Jorstad. "I have a very fundamental disagreement with the current non-management Directors about the degree of disclosure that should be made to the Corporation's shareholders in such filings, on a routine and ongoing basis."

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Important Information: Patrick A. Jorstad plans to file a proxy or consent statement with the Securities and Exchange Commission relating to a solicitation of proxies or consents from the stockholders of State Street Corporation in connection with a Proposed Special Meeting of Stockholders, currently proposed to be held on Friday, November 17, 2006. State Street's annual meeting ordinarily takes place the third Wednesday of April each year. SECURITY HOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT OR CONSENT STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement or consent statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Jorstad is the beneficial owner of approximately 331 shares of State Street's common stock, as of August 25, 2006. Permission to quote or attribute the third-party sources above was neither sought nor obtained.